Exhibit 99

1.

Represents shares held by Xenon Research, Inc., a corporation in which the reporting person has investment control over the shares of the issuer owned by the such corporation. The reporting person and his wife, Diana Raab, own all of the outstanding shares of Xenon Research, Inc.

2.	Represents shares held by a revocable trust of which the reporting person is the settler and trustee.

3.	The transactions reported on this Form 4 were effected pursuant to Rule 10b5-1 trading plan adopted by reporting person on May 24, 2007.

4.

On May 24, 2007, the Reporting Person entered into a Prepaid Forward Agreement (the “Forward Agreement”) relating to the forward sale of up to 200,000 shares of FARO common stock in two tranches. On June 4, 2007, the counterparty to the Forward Agreement sold 200,000 shares of FARO common stock into the public market in accordance with paragraphs (f) and (g) of Rule 144 under the Securities Act of 1933, as amended, at a weighted-average per share price equal to $33.1521 (the “Floor Price”). The terms of the first tranche provide that three business days after May 22, 2008 (the “Maturity Date”), the Reporting Person will deliver to the counterparty to the Forward Agreement a number of shares of FARO common stock (or, at the election of the Reporting Person, the cash equivalent of such shares) based on the following:

(a)

if the price per share of FARO common stock, determined in accordance with the terms of the tranche, on the Maturity Date (the”Final Price”) is equal to or less than the Floor Price, the Reporting Person will deliver 100,000 shares;

(b)	if the Final Price is greater than the Floor Price but less than $41.00 (the “Cap Price”), the Reporting Person will deliver a number of shares equal to Floor Price/Final Price x 100,000;

(c)

if the Final Price is equal to or greater than the Cap Price, the Reporting Person will deliver a number of shares equal to the product of (i) 100,000 x (ii) the sum of (Floor Price/Final Price) + (Final Price-Cap Price/Final Price).

In consideration of the first tranche of the Forward Agreement, the Reporting Person received $2,925,010.00.

5.

On May 24, 2007, the Reporting Person entered into a Prepaid Forward Agreement (the “Forward Agreement”) relating to the forward sale of up to 200,000 shares of FARO common stock in two tranches. On June 4, 2007, the counterparty to the Forward Agreement sold 200,000 shares of FARO common stock into the public market in accordance with paragraphs (f) and (g) of Rule 144 under the Securities Act of 1933, as amended, at a weighted-average per share price equal to $33.1521 (the “Floor Price”). The terms of the second tranche provide that three business days after June 5, 2008 (the “Maturity Date”), the Reporting Person will deliver to the counterparty to the Forward Agreement a number of shares of FARO common stock (or, at the election of the Reporting Person, the cash equivalent of such shares) based on the following:

(a)

if the price per share of FARO common stock, determined in accordance with the terms of the tranche, on the Maturity Date (the”Final Price”) is equal to or less than the Floor Price, the Reporting Person will deliver 100,000 shares;

(b)	if the Final Price is greater than the Floor Price but less than $41.00 (the “Cap Price”), the Reporting Person will deliver a number of shares equal to Floor Price/Final Price x 100,000;

(c)

if the Final Price is equal to or greater than the Cap Price, the Reporting Person will deliver a number of shares equal to the product of (i) 100,000 x (ii) the sum of (Floor Price/Final Price) + (Final Price-Cap Price/Final Price).

In consideration of the second tranche of the Forward Agreement, the Reporting Person received $2,925,010.00.